Exhibit 99.1

Conference Call:	Tuesday, March 11, at 10:30 a.m. EST
Dial-in number:	888/882-0109 or 212/748-2736
Webcast / Replay URL:	www.vcall.com/ClientPage.asp?ID=83406 or www.vcall.com (available for 30 days)
Phone replay (3 days):	800/633-8284 or 402/977-9140—Reservation # 21131572

[LOGO SERACARE LIFE SCIENCES, INC.]

News Announcement	For Immediate Release

SeraCare Reduces FY 2003 Guidance Following Cancellation of Customer Orders

– Commences Sample Collection for BioBank -

– Hosts Conference Call/Webcast Tuesday, March 11th at 10:30 AM EST -

OCEANSIDE, California, March 10, 2003 — SeraCare Life Sciences, Inc. (NASDAQ: SRLS), a provider of blood and plasma-based products and services for the biotech and pharmaceutical industries, announced today that it has been informed by its largest single customer that it will cease purchasing Human Serum Albumin (HSA) from the Company. The action is the result of the customer’s decision to reformulate a cell culture media product it manufactures to use a non-human cell culture media instead of SeraCare’s HSA. While SeraCare has been positioning itself to participate in this market segment, it does not anticipate the commercial availability of its Cell Culture Media products until the third quarter of fiscal 2003 at the earliest. SeraCare will host a conference call and webcast tomorrow morning to provide additional background on the situation and to respond to investor inquiries. Both the call and webcast are open to the general public.

The cancellation of HSA purchases requires SeraCare to reduce its earlier fiscal 2003 financial guidance as orders will decline in the fourth quarter and will terminate in fiscal 2004. HSA orders from the customer comprised 27% of the Company’s fiscal 2002 revenues. SeraCare is providing updated financial guidance below to reflect the expected loss of approximately $1.6 million in HSA sales to this customer which had been expected in the second half of fiscal 2003.

Michael Crowley, Jr., SeraCare Life Sciences CEO, commented, “With the continued sales growth of our existing product lines and the long-term growth we anticipate from our new product initiatives, such as the BioBank DDPS and our Cell Culture Media, we remain optimistic about our long-term growth prospects in the industry.

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SeraCare Life Sciences, 3/10/03	page 2 of 3

SeraCare Revises Fiscal 2003 Guidance:

SeraCare had previously expected revenue from its core businesses to grow by approximately 8% to $27.0 million in fiscal 2003. SeraCare now expects revenue to be approximately $25.4 million in fiscal 2003, compared to $25.3 in fiscal 2002. Giving effect to the impact of higher state taxation, an expected $1.3 million in planned development expenses during the year, and the impact of the $1.6 million decrease in revenue due to the unexpected order cancellation, SeraCare now anticipates fiscal 2003 net income of $2.5 million, or approximately $0.29 per share. This compares to previous net income guidance of $3.0 million, or approximately $0.35 per share. SeraCare’s fiscal 2003 financial guidance reflects costs associated with the development and launch of two new product lines – BioBank and Cell Culture Media products—but does not reflect any potential revenue contributions from these initiatives.

BioBank Sample Collection Commences:

SeraCare also announced that it has commenced the collection of samples for its BioBank Depository and Donor Profile System (BioBank DDPS), a proprietary database of medical information and associated blood, plasma, DNA and RNA samples from consenting healthy and non-healthy individuals. Sample collection and related testing and cataloging will be ongoing, and SeraCare anticipates the commercial availability of BioBank DDPS in the fiscal 2003 third quarter.

About SeraCare Life Sciences:

SeraCare Life Sciences, Inc. is a manufacturer of human and animal-based diagnostic products and an exclusive distributor of therapeutic products and proteins to leading biotech and health care companies worldwide. Its offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, and specialty plasmas. For additional information about SeraCare Life Sciences, Inc., please visit the Company’s web site at www.seracare.net.

Safe Harbor For Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include (i) the Company’s expectations for the launch and success of its BioBank and Cell Culture Media offerings; and (ii) statements under the heading “SeraCare Revises Fiscal 2003 Guidance.” The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to (i) market demand for plasma and plasma-based products, (ii) the Company’s ability to retain its existing customers and attract new ones, (iii) the Company’s ability to successfully roll out its BioBank and Cell Culture Media offerings, including acceptance of this new system and products by the Company’s current and prospective customers, (iv) the Company’s access to adequate blood and plasma raw materials

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SeraCare Life Sciences, 3/10/03	page 3 of 3

on terms consistent with its existing contracts, (v) the Company’s ability to successfully implement its growth strategy, and (vi) the Company’s ability to accurately forecast its future operating results given its short history as a stand alone public company. Information on these and additional factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2002 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other periodic filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Michael Crowley, Jr.	Nathan Ellingson, David Collins
Chief Executive Officer	Jaffoni & Collins Incorporated
SeraCare Life Sciences, Inc.	212/835-8500 or srls@jcir.com
760/806-8922

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